Exhibit 99.1

VINCE HOLDING CORP. NAMES YUJI OKUMURA CHIEF FINANCIAL OFFICER

The Company Plans to Report Fourth Quarter and Fiscal Year 2024 Financial Results on May 2, 2025

NEW YORK, April 15, 2025 - Vince Holding Corp., (NYSE: VNCE) (“VNCE” or the “Company”), a global contemporary retailer, today announced that Yuji Okumura, the company's interim Chief Financial Officer since March 2025 and Controller since September 2020 has been named Chief Financial Officer, effective April 14, 2025.

Brendan Hoffman, Chief Executive Officer of VNCE, said, “Yuji's tenure with our company, his leadership and strong financial expertise are the attributes that we need as we begin our next chapter. His financial discipline and insight will be invaluable as we continue to navigate a dynamic macroeconomic and consumer environment.”

Mr. Okumura commented, “I am proud to partner more closely with our executive team and work diligently with our finance organization as we remain disciplined and focused on executing on our objectives.”

Mr. Okumura has nearly two decades of experience in accounting and financial reporting. He has served as the Company’s Vice President, Controller since 2020 after originally joining the organization in 2018 as its Director of Financial Reporting. Prior to Vince Holding Corp., Mr. Okumura worked for over 11 years in public accounting at KPMG US.

Fourth Quarter and Fiscal Year 2024 Financial Results

The Company plans to report its fourth quarter and fiscal year 2024 financial results pre-market on Friday, May 2, 2025. The Company also plans to hold a conference call to discuss its financial results on the same day at 8:30 a.m. ET. During the conference call, the Company may answer questions concerning business and financial developments, trends and other business or financial matters. The Company's responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing 833-470-1428, conference ID 506384. Any interested party will also have the opportunity to access the call via the Internet at http://investors.vince.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 12 months after the date of the event. Recordings may be accessed at http://investors.vince.com/.

ABOUT VINCE HOLDING CORP.

Vince Holding Corp. is a global retail company that operates the Vince brand women's and men's ready to wear business. Vince, established in 2002, is a leading global luxury apparel and accessories brand best known for creating elevated yet understated pieces for every day effortless style. Vince Holding Corp. operates 44 full-price retail stores, 14 outlet stores, and its e-commerce site, vince.com and through its subscription service Vince Unfold, www.vinceunfold.com, operated by CaaStle, as well as through premium wholesale channels globally. Please visit www.vince.com for more information.

Investor Relations:

ICR, Inc.
Caitlin Churchill, 646-277-1274
Caitlin.Churchill@icrinc.com